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                                                                   EXHIBIT 7.(F)

                             TERMINATION AGREEMENT
                             ---------------------

          THIS TERMINATION AGREEMENT is entered into as of March 1, 1999, between UNITED VIDEO SATELLITE GROUP, INC., a Delaware corporation ("UVSG"), and
                                                                     ----
TELE-COMMUNICATIONS, INC., a Delaware corporation ("TCI").
                                                    ---

                             W I T N E S S E T H :
                             = - - - - - - - - -

          WHEREAS, pursuant to a Stockholder Agreement (the "Stockholder
                                                             -----------
Agreement"), dated as of January 25, 1996 between UVSG and TCI, UVSG and TCI
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agreed to certain voting obligations and restrictions with respect to the TCI
Equity Securities (as defined in the Stockholder Agreement), all on the terms and subject to the conditions set forth therein; and

          WHEREAS, UVSG has entered into that certain Share Exchange Agreement effective as of June 10, 1998, by and among UVSG, News America Incorporated and TVG Holdings, Inc. relating to UVSG's acquisition of all of the capital stock of News America Publications Inc. and TVSM, Inc. (the "Share Exchange Agreement");
                                                    ------------------------
and

          WHEREAS, it is a condition precedent to the closing of the transactions contemplated by the Share Exchange Agreement that UVSG and TCI terminate the Stockholder Agreement; and

          WHEREAS, the parties hereto desire to terminate the Stockholder Agreement as of the date hereof.

          NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, the parties hereby agree as follows:

          1. The Stockholder Agreement is hereby terminated effective as of the date hereof, and, accordingly, neither party thereto shall have any further rights or obligations thereunder.

          2. This Agreement may be executed in counterparts, each of which shall be an original of this Agreement but all of which, taken together, shall constitute one and the same Agreement.

          3. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.
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          IN WITNESS WHEREOF, UVSG and TCI have duly executed and delivered this
Termination Agreement as of the day and year first above written.

                         UNITED VIDEO SATELLITE GROUP, INC.



                         By:  /s/ Peter C. Boylan III
                              ---------------------------------------------
                              Name: Peter C. Boylan III
                              Title: President and Chief Executive Officer


                         TELE-COMMUNICATIONS, INC.


                         By:  /s/ Stephen M. Brett
                              -----------------------------------------------
                              Name: Stephen M. Brett
                              Title: Executive Vice President, Secretary and
                                     General Counsel